Exhibit 10.1

March 1, 2022

Juho Parkkinen
Via Email Delivery

Re: Promotion

Dear Juho,
I am pleased to inform you that you have been promoted to SVP and Chief Financial Officer. Effective March 1, 2022, your annualized base salary will be $375,000, less payroll withholdings and deductions, paid on C3 AI’s normal payroll schedule.

You will be eligible to earn an annual discretionary performance bonus up to an annualized target of 50% of your base salary, which will be prorated for the current C3 AI fiscal year based on your length of employment in the SVP and Chief Financial Officer role.  Any discretionary performance bonus for FY2022 that you may receive from your role as Chief Accounting Officer will be prorated from May 1, 2021, to February 28, 2022, up to an annualized target of 30% of your base salary. Whether you earn or receive a bonus for any given fiscal year, and the amount of any such bonus, will be determined by C3 AI management in accordance with C3 AI’s Employee Handbook. No amount of the annual discretionary bonus is guaranteed, and to earn any bonus, you must remain a full-time active employee through the date scheduled for payment of the bonus. The bonus, if earned, will be paid within a reasonable time after the end of the fiscal year to which it relates.

Subject to the approval of the Board of Directors of C3 AI, you will be awarded 120,000 restricted stock units (RSUs), representing the right to be issued an equivalent number of shares of Class A Common Stock of C3 AI upon vesting of the RSUs (the “Grant”). The Grant will be governed by the terms and conditions of the award agreement between you and C3 AI (the “RSU Agreement”) and by the C3.ai, Inc. 2020 Equity Incentive Plan. The Grant will be subject to vesting during your continuous active service in accordance with the following schedule: 5% of the Grant will vest quarterly until the Grant is either fully vested or your continuous service terminates, whichever occurs first.

Subject to the approval of the Board of Directors of C3 AI, you will be granted an option for 170,000 shares of Class A Common Stock of C3 AI (the “Grant”). The Grant will be governed by the terms and conditions of the grant agreement between you and C3 AI (the “Option Agreement”) and the C3.ai, Inc. 2020 Equity Incentive Plan (the “Plan”). The Grant will be subject to vesting, during your continuous active service, in accordance with the following schedule: 1/60th of the Grant will vest monthly, until the Grant is either fully vested or your continuous service terminates, whichever occurs first.

As Chief Financial Officer, if a Change in Control (as defined below) occurs and you are terminated without Cause or not offered an equivalent position in the company or its successor, the remainder of your unvested Grant will vest 12 months following the Change of Control or upon your earlier termination.

For purposes of this offer letter, ‘Change in Control’ shall be defined in the Plan, except that, notwithstanding anything in the Plan to the contrary, the acquisition or merger of C3 AI (or other similar transaction) in which C3 AI continues as an independent company (for example, as a majority-owned (but independent) subsidiary of another entity or as the results of a sale of a controlling interest to a private equity firm), will be considered a Change in Control, unless the Board expressly determines otherwise.

For purposes of this offer, “Cause” shall mean (a) a good faith finding by the Board of Directors of C3 AI that (i) you have engaged in theft, fraud, embezzlement, dishonesty, gross negligence, misconduct or similar conduct; (b) your conviction of, or the entry of pleading of guilty or nolo contendere, or confession of guilt of, a felony or any crime or act involving moral turpitude or fraud; (c) your material breach or threatened material breach of any of the material provisions contained in this agreement, any agreement signed by you and C3 AI or any written C3 AI policy; or (d) your material failure, except to the extent due to your disability or death, to perform your duties described above for C3 AI.

Changes in your employment terms, other than those changes expressly reserved to C3 AI’s discretion in this letter, require a written modification signed by the Chief Executive Officer of C3 AI.

To accept employment under the terms described above, please sign and date this letter. We look forward to your continued contributions to C3 AI.

Sincerely,

/s/ Thomas M. Siebel
Thomas M. Siebel
Chief Executive Officer

Understood and Accepted:

/s/ Juho Parkkinen                    03/01/2022
Juho Parkkinen                        Date